April 25, 2003

American Skandia Life Assurance Corporation
One Corporate Drive
Shelton, Connecticut  06484

         RE:      Post-Effective Amendment No. 8 to Registration Statement on Form S-2
                  filed by American Skandia Life Assurance Corporation, Registrant
                  Securities Act Registration No. 33-88360

Dear Sir/Madam:

I have acted as Counsel to  American  Skandia  Life  Assurance  Corporation  (the  "Company"),  a  Connecticut  insurance  company,  in connection with the  registration of certain  securities with the Securities and Exchange  Commission under the Securities Act of 1933, as amended, in the form of a market value adjustable fixed investment option (the "Contracts") issued by the Company.

I have examined or caused to be examined such documents  (including the Form S-2  registration  statement) and reviewed or caused to be reviewed such questions of law as I considered  necessary and appropriate,  and on the basis of such  examination and review,  it is my opinion that:

1.       The Company is a corporation  duly  organized  and validly  existing as a stock life  insurance  company under the laws of the
     State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contacts.
2.       The Contracts,  when issued as contemplated by the Form S-2 Registration Statement,  will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form S-2 registration statement for the Contracts and the Account.

                                                     Sincerely yours,

                                                  /s/Scott K. Richardson
                                                     Senior Counsel